Exhibit 99.1

Healthcare Triangle, Inc. Signs Advance Agreement for the Acquisition of Next-Generation AI Customer
Engagement Business, on track to generate $34M in Revenue for FY 2025

PLEASANTON, Calif., December 10, 2025 (PR NEWSWIRE) — Healthcare Triangle, Inc. (Nasdaq: HCTI) (“HCTI” or the “Company”), a leader in digital transformation solutions for healthcare and life sciences, today announces that it has entered into an Advance Agreement with Teyame AI LLC, a St Kitts and Nevis corporation (“Teyame”), as part of its planned acquisition of the shares of Teyame 360 SL and Datono Mediacion SL, companies incorporated in Spain (“Assets”), which are run together as a Spain-based leader in AI-powered omnichannel customer experience (CX) solutions. This acquisition would position the Company as a global force in AI-powered customer and patient engagement.

The proposed transaction contemplates up to approximately $50 million of total consideration, consisting of a combination of cash, shares of the Company’s common stock, shares of non-voting convertible preferred stock, and contingent earnout-based equity consideration, subject to the final terms of a definitive purchase agreement. The parties currently anticipate targeting a closing in the first quarter of 2026, subject to the negotiation and execution of a definitive purchase agreement, completion of due diligence, required shareholder approval, and other customary closing conditions. This communication does not constitute a solicitation of any proxy, vote or approval.

Based on financial information the Company has received from Teyame, the Company expects the Assets to generate approximately $34 million in incremental annual revenue and $4.2 million in incremental EBITDA for fiscal year 2025. The planned acquisition represents a pivotal moment in HCTI’s evolution from healthcare IT provider to comprehensive digital health innovator and is expected to significantly enhance HCTI’s financial performance and shareholder value.

“The transaction will bring real world lived experience of Agentic Gen AI and is about to change the game for HCTI. It’s where the rubber meets the road in AI” added David Ayanoglou, Chief Financial Officer of HCTI.

‘We are pleased to take this decisive step with the signing of the binding advance agreement. Integrating these AI-powered engagement platforms with HCTI’s healthcare technologies positions us to deliver a next-generation, intelligent ecosystem for patients, providers, and global markets.”— Sujatha Ramesh, Chief Operating Officer, Principal Executive Officer, and Director, Board of Directors, HCTI.

This planned acquisition is slated to be a critical step in HCTI’s broader strategy focused on:

●	AI-driven healthcare innovation.

●	Global SaaS platforms for patient engagement and care management.

●	Expansion into high-growth international markets through digital-first healthcare solutions.

This strategic acquisition will combine HCTI’s deep healthcare technology expertise with the acquired Assets’ AI automation customer engagement platform(s), so that an integrated ecosystem can be created where every patient touchpoint would become intelligent, personalized, and outcome focused.

About Healthcare Triangle

Healthcare Triangle, Inc. based in Pleasanton, California, reinforces healthcare progress through breakthrough technology and extensive industry knowledge and expertise. We support healthcare organizations including hospitals and health systems, payers, and pharma/life sciences organizations in their effort to improve health outcomes through better utilization of the data and information technologies that they rely on. Healthcare Triangle achieves HITRUST Certification for Cloud and Data Platform (CaDP), marketed as CloudEz™ and DataEz™. HITRUST Risk-based, 2-year (r2) Certified status demonstrates to our clients the highest standards for data protection and information security. Healthcare Triangle enables the adoption of new technologies, data enlightenment, business agility, and response to immediate business needs and competitive threats. The highly regulated healthcare and life sciences industries rely on Healthcare Triangle for expertise in digital transformation encompassing the cloud, security and compliance, data lifecycle management, healthcare interoperability, and clinical & business performance optimization.

About Teyame 360 SL and Datono Mediacion SL

Proven AI Innovation and Customer Engagement Meets Healthcare Expertise

The Assets which are headquartered in Madrid, have built a sophisticated platform that seamlessly blends artificial intelligence with human expertise, currently serving banking and insurance clients while piloting breakthrough healthcare applications. The company’s technology stack includes advanced chatbot automation, multilingual patient engagement tools, and real-time analytics, capabilities that become exponentially more powerful when integrated with HCTI’s clinical systems.

Key highlights of the Assets’ innovations include:

●	Integration of Agentic Generative AI (Gen AI) into core operations.

●	Advanced AI-human collaboration models to drive efficiency.

●	Pilots of AI-powered healthcare services, such as appointment confirmations and multilingual patient engagement.

●	Evolution into a digital-first, AI-powered global CX provider.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995), and include, among others, statements regarding the consummation of the private placement, satisfaction of the customary closing conditions of the private placement and the use of the proceeds therefrom. Such forward-looking statements include our expectations and those statements that use forward-looking words such as “projected,” “expect,” “possibility” and “anticipate.” The achievement or success of the matters covered by such forward-looking statements involve significant risks, uncertainties, and assumptions, including market and other conditions. Actual results could differ materially from current projections or implied results. Investors should read the risk factors out lined in the company’s annual report on form 10-K for the year ended December 31, 2024, on file with the Securities Exchange Commission (the “SEC”) and in previous filings, subsequent filings and future periodic reports filed with the SEC. All the company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Investors:

1-800-617-9550

ir@healthcaretriangle.com